Exhibit 10.45

Form of Heads of Terms

Private and Confidential

TELEWEST - SWAP EXECUTION

Background

1.	Telewest Communications Plc (“Telewest Plc”) owes certain sums (the “Existing Liability”) to JPMorgan Chase Bank, Credit Agricole Indosuez, The Royal Bank of Scotland plc and The Bank of New York (together, the “Swap Banks”) in respect of FX hedging transactions formerly entered into between the Swap Banks and Telewest Plc. As part of proposed arrangements to compromise the Existing Liability, Telewest Communications Networks Ltd (“TCN”) has agreed in principle to enter into new interest rate swaps with each of the Swap Banks.

2.	The interest rate swaps (collectively or individually, the “Swap”) will be part of the financial restructuring of Telewest Plc and TCN (the “Restructuring”) and will be conditional on the scheme of arrangement between Telewest Plc and its bondholders (the “Scheme”) coming into effect. The Swap will be executed at rates which compensate the Swap Banks for a proportion of the debt forgiven. TCN and the Swap Banks have agreed that this should be a spread of 90 basis points (the “Spread”) above a “market” fixed rate. The notional aggregate principal amount of the Swap is GBP 1,000,000,000.00 (the “Notional Principal”) with TCN as fixed rate payer and the Swap Banks as floating rate payers. The Swap will have a forward starting date (the “Forward Starting Date”) which is the 91st calendar day (adjusted in accordance with the modified following business day convention so that the Forward Starting Date falls on a good business day) after the effective date of the Scheme (the “Scheme Date”) and will have a maturity of three years from such date. Coupons on the Swap will be paid at quarterly intervals.

3.	The Spread referred to in paragraph 2 shall be payable on the Notional Principal of the Swap for each of its quarterly calculation periods other than the final quarterly calculation period. In addition, TCN shall pay the Swap Banks on the Forward Starting Date an initial exchange amount equal to GBP 2,250,000.00 (such amount representing a payment of 0.90% per annum on the Notional Principal, accrued over an “average” calculation period of 91.25 days (i.e. 365 days/4) and to be shared pro rata between the Swap Banks).

4.	The documentation governing the extinguishment of the Swap Banks’ claims in respect of the original FX hedging transactions and the agreement to enter into the Swap will be agreed as part of the Restructuring. The following sets out the proposed principles for execution of the Swap.

Proposed Principles

5.	From the Scheme Date, up to and including the 60th calendar day thereafter, TCN may request any one or more of the Swap Banks to offer a rate for a tranche of the Swap. A Swap Bank may decline to offer a rate where it believes that market conditions make it impractical for it to do so.

6.	A Swap Bank may also offer TCN a rate for a tranche of the Swap without waiting for a request from TCN.

7.	If requested by TCN, a Swap Bank will provide TCN with a copy of the screen pages it has relied on in making any offer as of the time such offer is made. Copies may be provided in electronic form. The rate offered by a Swap Bank to TCN shall be obtained by taking the offered rates of GBP-denominated swaps shown on the relevant screen pages and applying an interpolation method to account for the bespoke nature of the Swap relative to the screen swap rates shown. The interpolation method shall take into account only the start date and the end date of the Swap as well as any difference due to the frequency of coupon payments of the Swap differing from the frequency of coupon payments for the screen swap rates. However, no additional adjustments in respect of any other factors will be made. The rate offered by a Swap Bank to TCN shall be the rate the Swap Bank would offer a client with a Standard & Poor’s credit rating for long term debt of at least AA at competitive auction and in any case no worse than the offered rate.

8.	TCN may verify whether the rate offered by a Swap Bank is the market rate by requesting quotes from other market participants. In taking such advice, TCN shall not reveal the rates offered to it by the Swap Banks, by whom they have been offered or whether or not TCN has or intends to accept any such offer.

9.	TCN may, but is not obliged to, accept an offer made by a Swap Bank, provided, however, that if TCN accepts such an offer by a Swap Bank it shall not be permitted to accept any other offer from a Swap Bank until a period of 60 minutes has expired from the time of acceptance of the previous offer. TCN may ask its professional treasury advisers to accept, negotiate or solicit and execute as agent for TCN an offer on its behalf. TCN shall, however, accept or decline an offer made by a Swap Bank promptly. Acceptance will give rise to a binding swap contract governed by an ISDA Master Agreement between TCN and the relevant Swap Bank and incorporating the additional 90 basis points payable by TCN. The maximum aggregate amount of tranches to which TCN may become committed in respect of each Swap Bank is that Swap Bank’s proportionate share of the Existing Liability. Tranche sizes will, so far as reasonably practicable, be no smaller than GBP 100,000,000 Notional Principal or multiples thereof.

10.	Each Swap Bank agrees that it will not share any information with any other Swap Bank in respect of any offer made by it to TCN or any unfilled parts of its proportionate share of the Notional Amount before completion of the process for execution of the Swap.

11.	At any one time during the period commencing on the 61st calendar day after the Scheme Date up to and including the 75th calendar day after the Scheme Date, TCN may by notice to all of the Swap Banks fix, by no later than 6 pm (London time) on the preceding business day, a business day within such period (the “Auction Date”) and a time on that day no earlier than 9 am (London time) to fill by auction any portion of the Swap to which TCN does not yet have a commitment (the “Unfilled Amount”). TCN is to specify the Unfilled Amount in giving its notice.

12.	TCN may also give notice on the same terms to any one of [Citigroup, Hypo-und-Vereinsbank, MSDW and UBS] (the “Proposed Banks”) which may participate in the auction. If none of the Proposed Banks is prepared to participate in the auction, TCN may, subject to consultation with the Swap Banks, nominate a replacement bank to participate in the auction. Any bank selected by TCN which participates in the auction (the “Additional Bank”) will know the Unfilled Amount and that some or all of the four Swap Banks will or may also be participating in the auction. It will be made clear to the Additional Bank that its counterparty in the auction transaction will be one or several of the Swap Banks and that it should participate on that basis. Since, if successful in the auction, the Additional Bank will face one or more Swap Banks as counterparty, the Swap Banks will have to be identified to the Additional Bank prior to the auction.

13.	On the Auction Date, each Swap Bank requiring a portion of the Unfilled Amount to complete its execution will, and any Swap Bank with completed execution (and the Additional Bank) may, offer a rate for the Unfilled Amount in a single tranche as at the time (during normal trading hours) which was designated by TCN in the notice delivered to the Swap Banks pursuant to paragraph 11. TCN will accept the best rate offered.

14.	The bank which makes the offer accepted by TCN in the auction (the “Offeror Bank”) will enter into a swap (each a “Hedging Transaction”) with each Swap Bank requiring a portion of the Unfilled Amount (each a “Hedged Swap Bank”). For the avoidance of doubt, if and to the extent that the Offeror Bank is itself a Swap Bank requiring a portion of the Unfilled Amount to complete its execution, there will be no Hedging Transaction (i.e. the Offeror Bank cannot enter into a Hedging Transaction with itself and is not a Hedged Swap Bank). The notional amount of each Hedging Transaction shall be equal to the proportion of the Notional Principal required to complete execution for the relevant Hedged Swap Bank. Under each Hedging Transaction, the Offeror Bank will pay floating and the Hedged Swap Bank will pay fixed. The Hedged Swap Banks will agree to enter into the Hedging Transactions with the Offeror Bank. Simultaneously, each Hedged Swap Bank will enter into a fixed-floating swap with TCN with the same notional amount as its Hedging Transaction and under which TCN will pay the fixed leg with a spread of 90 basis points. If and to the extent that the Offeror Bank is itself a Swap Bank requiring a portion of the Unfilled Amount to complete its execution, the Offeror Bank will enter into a fixed-floating swap with TCN with a notional amount equal to the proportion of the Notional Principal required to complete its execution and under which TCN will pay the fixed leg with a spread of 90 basis points.

15.	If no Auction Date has occurred by the 75th calendar day after the Scheme Date, then the auction date will be deemed to be the next business day after such date and TCN will send a notice on the last business day before the auction date and carry out the procedure as specified above. If there is no Unfilled Amount, TCN will notify the Swap Banks accordingly.

The Interim Period

16.	On the Scheme Date, TCN will enter into a LIBOR-LIBOR swap (i.e. with each party being floating rate payer) with each of the Swap Banks for its proportionate share of the Notional Principal. An additional spread of 90 basis points will be added to TCN’s leg of each such swap transaction. The LIBOR-LIBOR+90 swap transaction with each Swap Bank (the “Interim Swap Transaction”) will be effective as of the Scheme Date and will be subject to the coupon frequency, tenor, security and other terms applicable to the Swap. The Interim Swap Transaction with a Swap Bank will be cancelled and replaced by the Swap when, and to the extent that, a tranche of the Swap becomes binding on the relevant Swap Bank. For the avoidance of doubt, no payments will be made or will be required to be made under the Interim Swap unless the Swap does not come into full force and effect as provided under the terms of the Settlement Deeds to which this Heads of Terms is scheduled.

Legal Effect

17.	The provisions contained within this Heads of Terms are not intended to be legally binding, save for the provisions within the following paragraphs: paragraph 3 paragraph 7, paragraph 8, paragraph 10, paragraph 13, paragraph 14, paragraph 15, paragraph 16, paragraph 19, paragraph 20 and paragraph 21 (together, the “Legally Binding Provisions”).

18.	Notwithstanding paragraph 17 above, TCN and the Swap Banks undertake and agree to use their reasonable endeavours to adhere to the principles and procedures contained within this Heads of Terms.

Governing Law

19.	The Legally Binding Provisions within this Heads of Terms and all matters arising from or connected with them are governed by English law.

Jurisdiction

20.	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with the Legally Binding Provisions (a “Dispute”), including a dispute regarding the existence, validity or termination of the Legally Binding Provisions or the consequences of their nullity.

21.	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.